Exhibit 99.1

NEWS RELEASE	Contacts:
Sitrick and Company
Brenda Adrian 212.573.6100 Vertis Communications
Grace Platon
800.365.8957

VERTIS COMMUNICATIONS ANNOUNCES DEBTOR IN POSSESSION AND
EXIT FINANCING COMMITMENTS

Vertis Obtains Commitments from GE and Morgan Stanley

BALTIMORE (July 10, 2008) — Vertis Communications (“Vertis”) announced today that in accordance with its previously announced plan to merge with American Color Graphics it has secured commitments for $380 million in debtor-in-possession financing and $650 million in exit financing. On July 8, Vertis executed a $380 million debtor-in-possession financing facility commitment letter with GE Commercial Finance, a $250 million Senior Secured Revolving Credit exit facility commitment letter with GE and a commitment letter issued by Morgan Stanley Senior Funding, Inc., as lead arranger for a $400 million exit facility.

“These lending commitments from two top institutions reflect the continuing progress with our financial restructuring plan and merger with American Color Graphics,” said Mike DuBose, chairman and CEO of Vertis.  “The financing will provide appropriate liquidity during our restructuring and then fund the newly merged company. Not only will we strengthen our role as a marketing and business partner, but we will provide even more opportunities to our valued clients, suppliers and employees.”

This press release is for informational purposes only and is not a solicitation to accept or reject the proposed prepackaged plan of reorganization referred to herein or an offer to sell or a solicitation of an offer to buy any securities of the company.  Any solicitation or offer to sell will be made pursuant to and in accordance with the solicitation and disclosure statement distributed to holders of the Vertis Notes and other creditors and applicable law.

About Vertis Communications

Vertis Communications is a premier provider of print advertising and direct marketing solutions to America’s leading retail and consumer services companies.  Vertis delivers marketing programs that create strategic value for clients by using proprietary customer research, database targeting technologies, premedia and media services, combined with its world-class printing expertise. Headquartered in Baltimore with over 100 locations in the U.S., Vertis Communications has been recognized as one of Fortune magazine’s “Most Admired Companies” in advertising and marketing. For more information, visit www.vertisinc.com.

This press release may contain forward-looking statements. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Completion of the merger and consummation of the prepackaged plan are subject to the satisfaction of customary closing conditions and the receipt of necessary approvals, including approval by the Bankruptcy Court of the Chapter 11 plans referred to above.   Certain additional factors could affect the outcome of the matters described in this press release.  These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and/or the plan support agreements Vertis and American Color Graphics executed with certain stakeholders; (2) the outcome of any legal proceedings that may be instituted against the company and others; (3) the failure to satisfy other conditions to completion of the merger and/or consummation of the plans; (4) the failure of the company to obtain the financing necessary to consummate the merger and the plans; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the announced transactions; (6) the ability to recognize the benefits of the merger, including any synergies that may result from the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the plans and the actual terms of certain financings that will be obtained for the merger; (8) certain events that may occur in the Chapter 11 cases, including objections to any of the plans; and (9) the failure of any of the lenders to provide the financing contemplated by the commitment letters due to the failure of a closing condition or otherwise.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the company’s ability to control or predict.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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